EXHIBIT 10.88

Management Agreement

This Management Agreement (the “Agreement”) is entered into as of this 30th day of June, 2005, by and between G&L Realty Corp., a Maryland corporation (“GLR”) and G&L Realty Corp., LLC, a Nevada limited liability company (“Manager”), with reference to the following facts:

WHEREAS, GLR is currently in the business of developing, owning and operating medical office buildings (“MOBs”) having previously dividend to the holders of its common stock its senior care and assisted living assets and businesses by the distribution of its membership interests in G&L Senior Care Properties, LLC, a Nevada limited liability company (“Senior Care Properties”) to the holders of its common stock;

WHEREAS, GLR and Senior Care Properties are each managed by Manager pursuant to a Management and Cost Sharing Agreement dated as of October 29, 2004, (the “MCS Agreement”);

WHEREAS, Manager is currently owned 98% by GLR, 1% by Richard Gottlieb and 1% by Andrew Lebowitz;

WHEREAS, due to the limitations on the types of businesses in which GLR can engage, and still satisfy the criteria for classification as a real estate investment trust under the Internal Revenue Code ( a “REIT”), Manager is limited in the businesses in which it can engage;

WHEREAS, Manager would like to engage in a broader range of potential businesses and activities, including businesses and activities which are not open to GLR and the members of its consolidated group, if GLR is to maintain its classification as a REIT;

WHEREAS, the Board of Directors of GLR has been advised by the holders of GLR common stock that they believe that it would be in the best interests of common shareholders of GLR, GLR, Manager and Senior Care Properties if GLR were to dividend its interest in Manager to the holders of its common stock;

WHEREAS, the Board of Directors had declared a dividend of its membership interest in Manager to GLR’s shareholders of record on June 30, 2005, such dividend to be effective as of the close of business on June 30, 2005 (the “Effective Date”);

WHEREAS, GLR formed Manager for the purpose of employing the employees and executive officers, and owning or leasing the facilities and assets needed for the management of GLR’s and Senior Care Properties respective businesses but, as an accommodation to Manager has continued on the payroll of its affiliate G&L Realty Partnership, LP, the Manager’s employees;

WHEREAS, the parties desire to put into place an arrangement whereby, subject to the ultimate supervision and policy making functions provided by the Board of Directors of GLR, and the more direct supervision and policy implementing functions provided by the senior executives of GLR (i.e. the Chief Executive Officer, President and Chief Financial Officer), all of the day-to-day management functions with respect to the operation of GLR and its assets will be provided by Manager, to the fullest extent permitted by applicable law, it being a goal of this arrangement that GLR be able to keep its employee count to a minimum and, overtime, realize the benefits of contracting at arms length for its various property management services; and

WHEREAS, the parties intend that this Agreement replace and supersede the MCS Agreement effective as of the close of business on the Effective Date;

NOW, THEREFORE, in consideration of the above stated premises, the terms of this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows, effective as of the close of business on the Effective Date:

1. Retention of Manager. GLR hereby retains Manager to provide such management, administrative and bookkeeping services as GLR and their respective subsidiaries may from time to time require, for a term of approximately five (5) years, ending upon the fifth June 30, 2010; provided, however, that so long as the current GLR preferred stock (the “GLR Preferred Stock”) is outstanding, this Agreement may not be terminated or modified without the approval of a majority of the independent outside directors of GLR. Thereafter, this Agreement will continue on a year to year basis unless terminated by either party on not less than one (1) year’s prior written notice. This Agreement, effective as of the close of business on the Effective Date, replaces and supersedes the MCS Agreement, which as of the effectiveness of this Agreement shall be of no further force or effect.

2. Duties of Manager.

2.1. Duties and Obligations. Manager shall provide, as an independent contractor, such management, administrative and bookkeeping services to GLR and its subsidiaries as GLR may from time to time reasonably request. Manager will, in the exercise of its duties and obligations under this Agreement, deal with GLR in good faith and exercise commercially reasonable standards and practices. In the case of property management, those commercially reasonable standards and practices will be of the type reasonably appropriate for the operation and maintenance of first class medical office buildings in the markets in which the applicable GLR Properties are located. The employees of Manager will under no circumstances be deemed to be the employees of GLR or any of its subsidiaries, and Manager will be responsible for paying all employment taxes and levies (including social security and other withholding taxes). Specifically, these services will include the following:

a.	Property Management Services. This will include the responsibility for the day-to-day management and maintenance of GLR’s properties, including those owned, directly or indirectly, by GLR’s subsidiaries, whether owned today or hereinafter acquired (the “GLR Properties”), including, without limitation the procurement of any and all permits and authorizations required from time to time for the operation of such assets.

b.	Leasing Services. This will include responsibility for marketing and leasing of GLR Properties. It will also include working with tenants and prospective tenants with respect to space planning and fit-out issues, and the supervision of the construction of tenant-fitout.

c.	Property Development Services. This will include supervision of the development and/or redevelopment of GLR Properties, including (i) the selection of and negotiation of contracts with architects, engineers, environmental consultants and other design and planning professionals, (ii) the selection of and negotiation of contracts with suppliers and contractors, (iii) the supervision and direction of the land use planning and permitting process and (iv) serving as the owner’s representative with respect to the construction of improvements.

d.	Property Acquisition/Disposition Services. This will include, in the case of any asset identified for purchase by GLR or any of its direct or indirect subsidiaries, the negotiation of the terms of acquisition and of any acquisition agreements, the conduct of appropriate due diligence, and the coordinate of the closing of any such acquisition. In the case of any GLR Property identified for sale by GLR, the marketing of the asset, the negotiation of any disposition agreements, and the coordination of the closing of any disposition transaction.

e.	General and Administrative Services. This will include the preparation (i) of monthly, quarterly and annual financial statements and property reports, and (ii) of all reports required by the Securities Exchange Commission and/or by any securities exchange on which the GLR’s securities may from time to time be listed. Manager will be responsible for the maintenance and safe keeping of the GLR’s financial, business and legal records, and will assist and cooperate with the Company’s auditors in the performance of their duties and responsibilities. Manager will provide such projections and budgets as the GLR may from time to time reasonably request.

2.2 Limitations on Duty of Care. Notwithstanding the above, it is recognized that:

i.	The services performed by Manager are being performed on a non-exclusive basis, and Manager may provide services to other entities, including affiliates, which may from time to time be in competition with GLR and/or the GLR Properties. Manager will, however, keep the Board of GLR reasonably informed as to the scope and extent of such competitive or potentially competitive activities.

ii.	It is understood that the ability of the Manager to operate and maintain the GLP Properties will reflect the budget approved for such operations and maintenance from time to time by GLR, and that the Manager is under no obligation to expend or advance its own funds to operate, safeguard, maintain or repair the GLR Properties.

2.3. Scope of Authority. The following transactions will require the approval of GLR, acting through its executive officers:

a.	Entering into any lease or license, unless such lease or license is entered into on the basis of written guidelines approved in advance by the GLR.

b.	Entering into any contract or agreement that would be binding upon the GLR or its assets, unless such contract or agreement is entered into on the basis of written guidelines approved in advance by the GLR.

c.	Entering into any contract or agreement with respect to the disposition of any assets of GLR, unless such contract or agreement is entered into on the basis of written guidelines approved in advance by GLR.

2.4. Office Space. As an accommodation to GLR and in light of the number of GLR Properties that are located in the area commonly known as the Beverly Hills Triangle, Manager will perform its services hereunder principally from the executive office space maintained by GLR at 439 North Bedford Drive. No charge will be made by GLR for the use of this space; provided, however, that after the Transition Period, as such term is defined below, all utilities will be for the account of the Manager and will not constitute a reimbursable expense of the Manager.

3. Contract Oversight. The performance by Manager under this Agreement will be subject to the general oversight of the Board of Directors of GLR, which shall be entitled to full and complete access to the books and records of the Manager, and to reasonable access, during regular business hours, to the Manager’s officers and employees.

4. Personnel.

4.1.	Sufficient Personnel. Manager will be responsible for maintaining sufficient personnel to provide the services required under this Agreement. Except as may otherwise be specified from time to time by GLR, all services shall be provided by personnel supplied by Manager or by independent contractors retained by and reporting to the Manager. GLR will have no responsibility for any such employees or independent contractors, who will report to and operate under the exclusive control of Manager.

4.2.	Payroll Services. GLR will, through its subsidiary G&L Realty Partnership, L.P. continue to provide payroll services for Manager through and including December 31, 2005. Thereafter, Manager will take direct responsibility for such payroll function. Manager agrees to reimburse to GLR any and all expenses incurred by it or its affiliates with respect to providing such payroll services and to indemnify GLR and its affiliates against any and all liabilities, costs and expenses with respect to the provision of such services.

4.3.	Direct Reimbursement for Certain Payroll Expenses. GLR will directly reimburse Manager for the payroll costs of those employees of Manager who provide maintenance and property management services directly to GLR’s buildings and who were directly allocated to the buildings prior to June 30, 2005 and any such future replacements for or additions to such employees.

5. Management Fee.

5.1	Transition Period Cost Sharing. Initially, in consideration of the services provided by Manager, GLR agrees, with respect to the period ended December 31, 2005 (the “Transition Period”), to contribute to the costs and expenses of Manager an amount equal to 35% of the costs of Manager incurred with respect to the provision of services to GLR and to Senior Care Properties and its affiliates, with the intention that with respect to the Transition Period 100%, but no more than 100%, of the costs and expenses of the Manager are recouped from GLR and Senior Care Properties and its affiliates on such a 35/65 basis. Such amounts shall be funded by GLR monthly in arrears, as billed by Manager in accordance with this Agreement. All payments shall be made not less than thirty (30) days of billing. Notwithstanding the above, Manager may elect to maintain cash reserves so as to have at all times not less than one nor more than three months working capital available to it, in which case the amounts needed to fund such working capital reserve shall be paid by GLR and Senior Care Properties within thirty (30) days of demand by Manager, such amounts to be funded in proportion to the allocation ratios of GLR and Senior Care Properties then in effect. Any amounts not timely paid will bear interest at the rate of 1.5% per month, or the maximum amount allowed by applicable law, which ever is less, until paid.

5.2	Post Transition Period Fee Structure. Following the Effective Date, the parties will meet and negotiate in good faith a revised fee structure, such fee structure to be effective for periods following the Transition Period. This revised fee structure will be based upon the format set out in clauses 5.2.1 through 5.2.5.

5.2.1	For Property Management Services: A fee equal to 6% of the gross receipts from the properties managed.

5.2.2	For Property Development Services: A fee equal to 1% of the hard and soft costs of the project (calculated exclusive of land costs).

5.2.3	For Acquisition/Disposition Services: A fee equal to 0.5% of the purchase price of any property acquired and 0.5% of the sales price of any property sold.

5.2.4	General and Administrative Expenses: The Company and Manager will meet and confer not later than September 30 of each year with the intent to establish a general and administrative budget for the following year. In the event that no agreement can be reached, the budget for the prior year will be used, adjusted for inflation.

5.3	Reimbursement of Expenses. After the initial period, GLR will reimburse the Manager for all reasonable out-of-pocket expenses, including the cost of any on-site managers or on-site personnel provided at the request of GLR, but not any home office or general and administrative personnel.

5.4	Working Capital Budget. Not later than September 30 of each year, beginning September 30, 2005, the Manager and GLR will meet and confer in order to determine the projected working capital budget and capital improvements budget for the following year, commencing as of January 1st of each such year. Any such budget will be subject to the reasonable review and approval of GLR’s independent outside directors. On January 1st, any working capital reserve will be adjusted to reflect such agreed upon working capital budget and capital improvements budget.

5.5	Bonuses. GLR will not be liable for any bonus payments to any officer or employee of Manager, except for bonus payments specifically approved by a majority of the outside independent directors of GLR or bonus payments made in accordance with the annual budget for such year.

5.6	Fee Cap. The right of Manager to receive any compensation for its services under this Agreement other than such funds as are necessary to cover its actual costs of providing such services, shall be subordinate to the rights of the holders of the GLR Preferred Stock.

6. Ancillary Tenant Services. It is acknowledged and agreed that Manager may provide, as an amenity to GLR’s tenants, a range of ancillary services and/or products of the type which, if provided by a REIT would produce non-qualified income, and that the GLR will have no participation in such income. The provision of such services will be subject to the approval of GLR, such approval not to be unreasonably withheld, so long as the Manger (i) clearly discloses to the tenants to whom it offers such ancillary services and products that it is an entity separate and distinct from GLR and that GLR does not endorse or guarantee such services or products and (ii) indemnifies GLR against any and all liabilities with respect to the offering and/or provision of such ancillary services or products.

7. Indemnity: Insurance: and Limitations on Liability.

7.1.	Indemnity. GLR will indemnify Manager against any liability to third parties resulting from the performance by Manager of its duties under this Agreement, except to the extent that such liability is ultimately determined to be the direct result of the gross negligence or criminal misconduct of the Manager or bad faith breach of this Agreement by Manager. Manager will indemnify GLR against any liability to third parties resulting from the gross negligence or criminal misconduct of Manager or breach by Manager of its obligations under this Agreement; provided, in the last listed case, such breach was the result of conduct other than action take or omitted in the good faith belief that such act or omission was consistent with Manager’s duties and obligations under this Agreement and otherwise in the best interests of GLR. GLR will advance all costs and expenses reasonably incurred by Manager in connection with the defense and investigation or any third party claim, pending final judicial resolution of liability.

7.2.	Insurance. GLR and Manager will work together to maintain in place a comprehensive regime of casualty and liability insurance, naming each of GLR and Manager as named insureds with waivers of subrogation. The cost of such insurance shall be an expense of GLR, except to the extent such insurance also covers Senior Care Properties and/or any one or more of its affiliates, in which case the cost of such insurance will be allocated between GLR and Senior Care Properties and such one or more affiliates on a mutually agreeable basis.

7.3.	Limitations on Liability. In no event will Manager be liable to GLR except for its gross negligence, criminal misconduct or breach of this Agreement; provided, in the last listed case, such breach was the result of conduct other than action take or omitted in the good faith belief that such act or omission was consistent with Manager’s duties and obligations under this Agreement and otherwise in the best interests of GLR. GLR hereby waives any claim against or right of recovery against GLR, except as provided in the immediately preceding sentence. In no event will GLR have any claim, and hereby waives any claim that it might in the future otherwise have, and agrees not to sue, any officer, director, manager, employee, or affiliate of Manager based on conduct or omission by such individual when acting in his or her capacity as an officer, director, manager, employee, or affiliate of Manager. GLR acknowledges that Manager is a limited liability company, and agrees that it will look solely to Manager with respect to any future claim that GLR might have against Manager under this Agreement and/or with respect to the services provided by Manager under this Agreement, and that in no event will it bring suit against any member (or former member) of Manager with respect to any such claim, whether based upon assertions or alter ego, piercing the corporate veil, fraudulent conveyance or any other legal or equitable theory.

8. Accounting Books and Records. The accounting books and records of the Manager shall be maintained in accordance with generally accepted accounting principles, applied on a consistent basis, and shall be audited annually by an independent accounting firm selected by Manager, but subject to the approval of GLR, such approval not to be unreasonably withheld or delayed. Initially, the auditing firm will be the same firm as audits the accounts of GLR. The cost of any such audit during the Interim Period shall be treated as an operating cost of the Manager, to be allocated between GLR and Senior Care Properties and its affiliates like any other operating cost of the Manager. Thereafter, the cost of such audit will be a cost of Manager.

9. Dispute Resolution.

9.1 If a dispute arises regarding the interpretation of, arising out of, or related to this Agreement that cannot be resolved through informal means, the parties hereto shall submit such dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association if they can agree to do so, otherwise to formal arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association; provided, however, that if the parties begin in mediation, any party to the dispute may require arbitration at any time upon written notice in accordance with the Commercial Arbitration Rules.

9.2 To the extent permitted by applicable law, arbitration proceedings shall be conducted by a single agreed upon arbitrator. If the parties cannot agree on an arbitrator, then each party shall select one arbitrator who shall select a third arbitrator. Any arbitrations shall be held in Clark County, Nevada, or at such other location as the parties may mutually agree. Without limitation of their general authority, the arbitrators shall have the right to order reasonable discovery in accordance with the Nevada Rules of Civil Procedure. The final decision of the arbitrators shall be binding and enforceable without further legal proceedings in court or otherwise; provided, however, that any party may enter judgment upon the award in any court of competent jurisdiction. The final decision arising from arbitration shall be accompanied by a written opinion and decision, which shall describe the rationale underlying the award and shall include findings of fact and conclusions of law.

9.3 All parties shall have a duty to participate in mediation or arbitration proceedings in good faith and to pursue the same in a timely manner.

9.4 Notwithstanding any provision of this Section 9, the requirement to mediate or arbitrate disputes shall not apply to any action for equitable relief with respect to this Agreement or any matter it contemplates. The forum for any such action shall be the appropriate court in Clark County, Nevada, and all Parties agree to both subject matter and in personam jurisdiction in that forum for such purpose.

9.5 Notwithstanding any provision of this Section 9.5, the parties consent to the jurisdiction of the appropriate court in Clark County, Nevada, for the entry and enforcement of any judgment upon any arbitration award rendered, and all parties agree to both subject matter and in personam jurisdiction for such purposes.

10. Miscellaneous.

10.1 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be hand delivered, sent via facsimile, overnight delivery or registered or certified mail, return receipt requested. Notice shall be effective: (a) if hand delivered, when delivered; (b) if sent via facsimile, on the day of transmission thereof on a proper facsimile machine with confirmation; (c) if sent via overnight delivery, on the day of delivery thereof by a reputable overnight courier service, delivery charges prepaid and with signed acknowledgement of delivery; and (d) if mailed, on the fourth business day after the deposit of such item in the mail, postage prepaid, return receipt requested. Notices shall be addressed or sent to the parties of their last known address or facsimile telephone numbers; provided that the address, telephone, email or fax number of any party may be changed from time to time by notice given pursuant to this section.

10.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, transferees, assigns, heirs and personal representatives.

10.3 Construction. The terms of this Agreement were negotiated at arm’s length by the parties hereto. The covenants, terms and provisions contained herein shall not be construed in favor of or against any party because that party or its counsel drafted this Agreement, but shall be construed simply according to its fair meaning as if all parties prepared this Agreement, and any rules of construction to the contrary are hereby specifically waived.

10.4 Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day that is not a Saturday, Sunday or legal holiday.

10.5 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

10.6 Severability. Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

10.7 Variation of Terms. All terms and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

10.8 Governing Law. The laws of Nevada shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder. All rights and remedies of each person under this Agreement shall be cumulative and in addition to all other rights and remedies which may be available to the person from time to time, whether under this Agreement, at law, in equity or otherwise.

10.9 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

10.10 Attorneys’ Fees. The prevailing party in any dispute arising from the terms or subject matter of this Agreement shall be entitled to payment by the other party of the prevailing party’s costs and expenses, including, without limitation, such party’s attorneys’ fees, incurred in connection with resolving such dispute.

10.11 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of any party.

10.12 Third Party Beneficiaries. There are no third party beneficiaries to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

G&L Realty Corp., a Maryland corporation

By:	/s/ Daniel M. Gottlieb
Its:	Chief Executive Officer

G&L Realty Corp., LLC, a Nevada limited liability company

By:	/s/ Steven D. Lebowitz
Its:	Managing Director

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